Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Docusign, Inc. of our report dated March 18, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Docusign, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2026.

/s/ PricewaterhouseCoopers LLP
San Jose, CA
March 18, 2026